Conseil national de recherches Canada Programme d'aide à la recherche industrielle	National Research Council Canada Industrial Research Assistance Program	CNRC-NRC

Amendment No. 1

10 April 2000

Alastair N. Jenkins, President

Navitrak International Corporation

603 Argus Road, Suite 201

Oakville, Ontario

L6J 6G6

And:

Richard A. MacDonald, President

Navitrak Engineering Incorporated

1660 Hollis St., Suite 904

Halifax, Nova Scotia

B3J lV7

Mr. Jenkins, Mr. MacDonald:

Subject:	Repayable Contribution Agreement No. 376225

The above-referenced Contribution Agreement is hereby amended as follows:

a)	Delete the basis of payment section 3.0 in its entirety and relace with:
3.0	Summary of NRC's Support by Fiscal Year

The following table summarizes the maximum contribution to be made by NRC in each given NRC fiscal year (April 1 to march 31).

Fiscal Year 1999/2000 (04 January 2000 to 31 March 2000)	Up to:	$ 44,657.
Fiscal Year 2000/2001 (01 April 2000 to 21 August 2000)	Up to:	$157,343.

Claims for payment, in accordance with clause 1.1, for project costs incurred in a given fiscal year must be submitted by April 10 of the following fiscal year. The maximum amount per fiscal year cannot be exceeded without prior written approval of NRC.

Canada

No unclaimed portion of these maximum annual amounts will be added to subsequent fiscal year limits without the express written consent of NRC.

All other terms and conditions remain unchanged.

The amended version of the Contribution Agreement is in effect starting 31 March 2000.

Please have a duly authorized officer of your Firm sign both copies of this amendment and return one copy to:

National Research Council - IRAP

1411 Oxford Street

Halifax, Nova Scotia

B3H 3Z1

This amendment shall become null and void if not signed and returned to NRC within thirty days of the date of this letter.

National Research Council Canada

/s/ David P. Healey	17-4-00
David P. Healey	Date
Regional Director, Maritimes

Navitrak International Corporation

/s/ Alastair Jenkins	27 April 2000
Alastair Jenkins	Date
President

Navitrak Engineering Incorporated

/s/ R. MacDonald
Richard A. MacDonald
President

Amendment #2

Confidential

PROTECTED BUSINESS INFORMATION PROPERTY OF THE NRC AND THE FIRM

NOTE TO FILE

_____________________________________________________________________________

Originator:	Brian Hatchett	DATE:	15 September 2000
Project #:	367225
Title:	GPS Navigator
FIRM:	Navitrak International & Navitrak Engineering Limited
Note Type:	Progress report
SUBJECT:	Response to company letter dated 18 August 2000. Received 11 September 2000

SITREP:                The Firm has delivered a letter via e-mail to the ITA indicating the new end date of the project will 31 December 2000. The contract is a PA with an expiry date of the 1st day of April 2007, unless otherwise extended.

1.             The firm has signified that the final project cost will rise by approximately 100,000$ from the contract figure of 613,146$.

2.             The firm has provided information which does not relate to either the original estimate or to date actuals. The ITA is unable at this time to include amendment to project costs is this amendment

3.             This amendment simply revises the IRAP cash exhaustion date to 31 December 2000 from 21 August 2000, without any changes in project scope.

ACTION ITEMS:

1.             ACTION BY: hatchett, to meet with firm and understand its request outside of extension to 31 December 2000

TARGET DATE: 22 September 2000

2.	ACTION BY:	TARGET DATE:
3.	ACTION BY:	TARGET DATE:

_____________________________________________________________________________________________

PROTECTED BUSINESS INFORMATION PROPERTY OF THE NRC AND THE FIRM	Page 1 of 1

August 18, 2000

Mr. Brian Hatchet

Industrial Technology Advisor- IRAP

1379 Seymour Street

Halifax NS B3H 3M6

SUBJECT:            GPS Navigator Request for Amendment

As a follow-up to our meeting and the follow-up status report submitted July 24, 2000, Navitrak would like to formally submit a Request for Amendment to the project NAVITRAK PA #376225.

As you are aware, the original prototype developed as part of "Task 1" of the project was completed and used for market (focus group) testing. Eight separate focus groups were held across North America resulting in substantial customer feedback and suggested improvements to the product. Upon assessing the impact on cost and schedule, Navitrak management decided to fast-track the "next generation" product that until now had been in the research phase. This next-generation product uses a 320x240 microdisplay, which eliminates the need for the mapslide concept. A quick "early stage" prototype was developed and re-tested with customers in a controlled focus group environment. The results confirmed our initial findings, that this product could command a much higher price point at retail (in excess of CAN$500) and eliminated the resistance issues associated with the mapslide. (For more information refer to Appendix One – IRAP Update Jul00).

Consequently, the project parameters have shifted from the mapslide concept to the fully digital microdisplay version. The project fundamentals remain the same, as we will be using the same base GPS receiver, software and firmware. The essential changes to the product are as follow:

1.	Redesign of the housing assembly for function, ergonomics and styling (see Appendix 2 – Virtual Display Navigator)
2.	The project schedule has slipped due to the fast-tracking of the microdisplay and subsequent re-testing with customers. The new completion date is December 31, 2000.
3.

The project is over budget by approximately $100,000 due to (i) redesign of the housing (industrial and Mechanical design), (ii) full market re-testing with customers and (iii) additional internal resources required to fast-track the microdisplay version of the product. Navitrak is currently covering this cost overrun.

The following chart summarizes the outstanding project costs that will be claimed up to December 31st, 2000. These expenses can be further broken down on a monthly basis if required. Please advise if you require more information.

Remaining to Claim on project PA #376225

	Task1a	Task2a	Task3a	Task4a	TOTAL
Salaries			$31,811.05	$12,692.31	$44,503.36
Services and Contracts		$28,135.00	$21,000.00	$67,000.00	$116,135.00
Material and Supplies	$16,748.75	$202,000.00	$6,000.00	$0.00	$224,748.75
Consumed Value of Capital Items					$0.00
Travel & Living		$1,000.00	$1,000.00	$7,000.00	$9,000.00
Overheads			$23,858.29	$9,519.23	$33,377.51
	$16,748.75	$231,135.00	$83,669.34	$96,211.54	$427,764.62
GPS Navigator – Request for Amendment	1		August 00

Navitrak International Corporation is please with the results of the market tests and the subsequent product modifications based this feedback. NRC-IRAP’s market component of the project was instrumental providing Navitrak with the resources to conduct in-depth early stage market testing. The result will be a product that will be "best-of-class" in every category that is of importance to our target market (see Appendix 3 – Personal Navigation Assistant). These product changes will be instrumental in the ability to launch an industry leading product in the spring of 2001.

Should you require more information, please contact the writer as soon as possible.

SIGNED

David C. Roach

Product Manager

For/Navitrak Int'l Corporation

GPS Navigator – Request for Amendment	2	August 00